UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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KBW, Inc.
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June 1, 2012

Dear KBW Stockholder:

On April 27, 2012, we distributed to you our 2012 Notice of Annual Meeting of Stockholders and 2012 Proxy Statement, soliciting your vote in favor of a number of proposals.   I am writing to discuss the KBW Board of Directors’ recommendation to vote for Proposal 3 at our annual stockholders meeting to be held on June 12, 2012.

Proposal 3 seeks stockholder approval of an amendment to our 2009 Incentive Compensation Plan (the “Plan”) to increase the aggregate number of shares of common stock which may be issued under the Plan by 3,000,000 shares.  Our Board of Directors recommended, and I am again recommending, that you vote FOR PROPOSAL 3.

•                  WE BELIEVE THAT THE PROPOSAL IS IN THE BEST INTERESTS OF STOCKHOLDERS.

•                  THE COMPANY’S USE OF EQUITY AWARDS IS CONSISTENT WITH COMPETITVE PRACTICES IN THE INVESTMENT BANKING INDUSTRY.

•                  THE PLAN IS AN INTEGRAL PART OF OUR COMPENSATION PLAN FOR THE VAST MAJORITY OF OUR EMPLOYEES AND PERMITS US TO RETAIN THESE VALUABLE EMPLOYEES AS WELL AS TO ATTRACT THE SKILLED EMPLOYEES NEEDED TO SUPPORT AND GROW OUR BUSINESS.

•                  OUR PAY PRACTICES HAVE FEATURED A STEADILY INCREASING FOCUS ON PERFORMANCE AND INCENTIVE-BASED PAY AND A BROAD TREND TOWARD EQUITY-BASED AWARDS AND MANDATORY EQUITY RETENTION.

•                  BY LINKING COMPENSATION TO PERFORMANCE, REDUCING THE PERCENTAGE OF ANNUAL BONUSES PAID IN CASH, SELECTIVELY GRANTING MULTI-YEAR PERFORMANCE AWARDS WITH CLAWBACK PROVISIONS AND MAKING A SUBSTANTIAL PORTION OF EXECUTIVE COMPENSATION VULNERABLE TO MARKET RISK, THE COMPENSATION COMMITTEE HAS TAKEN SIGNIFICANT STEPS TO INFUSE OUR COMPENSATION PROGRAM WITH LONG-TERM SUSTAINABLE INCENTIVES TO MAXIMIZE STOCKHOLDER VALUE.

Voting FOR PROPOSAL 3 will allow us to continue our “stockholder friendly” compensation philosophy of aligning stockholder and employee interests.  It is consistent with our nearly 50 year history, implemented by our founder Harry Keefe, of providing employees with a significant ownership stake in the long-term success of our enterprise.

Background

Long before becoming a public company in 2006, our founders recognized the value of making many employees our stockholders, thereby creating a long-term ownership stake that employees would consider in executing their business activities.  Unlike many private companies, before we went public our ownership was widely based, and no individual was permitted to own in excess of a specified modest percentage of our stock.  At the time we went public, we made equity awards under our original 2006 Incentive Plan to almost all employees, in order to continue the benefits of this philosophy.

Equity awards have been a critical component of our annual bonus structure since becoming public.  Equity awards are used in lieu of, and not in addition to, cash awards.  As part of our 2011 Annual Bonuses paid in February 2012, approximately 2.7 million shares were awarded to 281 of our 508 employees at the time of grant.  Equity awards for 2011 were generally based on a formula providing for an increasing proportion of restricted shares as part of the total bonus.  Equity award amounts ranged from 20% of total bonuses that fell between $50,000 and $80,000, to 80% of total bonuses that equaled $500,000 or more.

In addition, our Executive Management team elected to receive 100% of their bonuses in equity awards, as a strong message of support and confidence in the future of KBW to our other employees and stockholders.  While the percentage of equity-based bonuses in 2011 was higher than our historical average, and may be reduced in the future, we are committed to using equity awards under the Plan as a significant component of our broad-based compensation practices.

I and the other Named Executive Officers (“NEOs”) were only granted equity awards, and consistent with the best principles of corporate governance and our doctrine of paying for performance, those awards will not vest unless KBW achieves certain future profitability goals.  Because we were not profitable for 2011, I and the other NEOs did not vest in an aggregate of 107,253 shares that were awarded in 2009 and 2010.

Disagreement with Proxy Advisory Firm Analysis

On May 25, 2012, we were notified via email that a proxy advisory firm had recommended a vote against Proposal 3.

We have reviewed the firm’s report dated May 24, 2012 (the “May 24 Report”) and note the following:

•                  Their recommendation is based on a formulaic approach which suggests that our potential plan cost (measured by using the term “shareholder value transfer”) and burn rate (the amount of shares awarded annually divided by the weighted average shares outstanding) are higher than levels which they established by using a group of companies which do not reflect our business model, and therefore skewed the results against the proposal.

•                  The conclusions in the May 24 Report are improperly based on a comparison to an inappropriate group of companies.  The comparative data is drawn from a broad-based spectrum of companies identified as “Diversified Financial Companies” that have little to do with the investment banking/brokerage business, and include consumer, specialized and diversified finance companies, asset managers and custody banks, multi sector holding companies and diversified capital markets firms.

•                  The proxy advisory firm made no attempt to contact us to discuss their potential findings and analyze company-specific issues such as the current broad use of equity in lieu of cash in annual bonus compensation, the use of equity awards for recruitment of new talent, and the use of performance-based awards for senior executives which are at risk of claw-back if profitability targets are not reached.

I believe that there are numerous points not properly analyzed or considered which support a vote FOR PROPOSAL 3, including:

•                  In considering and approving this proposal we had conducted a similar analysis, with the assistance of the Compensation Committee’s independent consultant, using a group of companies which operate in our industry, investment banking/brokerage, of a similar size and structure.

•                  Based on our analysis, our potential dilution and burn rate were in a range below the median levels for this group, as is shown in the following table:

KBW Comparative Group Summary Statistics(1):

	Most Recent Full Year Equivalent Dilution(2)		3-Year Average Burn Rate(3)
75th Percentile	53.1%		8.0%
Median	38.0%		7.4%
25th Percentile	30.8%		5.1%

KBW, Inc.—2011	28.7	%(4)	6.8%
KBW, Inc.—2012 Year to Date	32.3	%(5)	7.2%

(1)         Comparative Group includes:  Cowen Group, Inc., Duff & Phelps Corporation, Evercore Partners Inc., FBR & Co, Gleacher & Company, Inc, Greenhill & Co., Inc, Jefferies Group, Inc., JMP Group Inc., Piper Jaffray Companies, Stifel Financial Corp., and SWS Group, Inc.  Median revenue for comparative companies was $390 million.

(2)         Dilution calculation based on common shares outstanding as of most recently filed proxy statement.

(3)         Burn Rate is based on weighted average diluted shares outstanding at the end of the each of the last three fiscal years.

(4)         Dilution is calculated using following information:

Shares outstanding (RSU’s RSAs and Performance Awards)—4.984 million

Shares available for future issuance—4.987 million

Common shares outstanding as of proxy record date—34.8 million

(5)         Dilution is calculated using following information:

Shares outstanding (RSU’s RSAs and Performance Awards)—5.140 million

Shares available for future issuance—3.084 million

Additional share requested for authorization—3.0 million

Common shares outstanding as of proxy record date—34.8 million

•                  The proxy advisory firm’s calculations penalize us for our decision to return cash to our stockholders over the last two years. In connection with our stock-buyback program, we reduced our shares outstanding by approximately 3.8 million shares in 2011 and 235,500 shares in 2010 (representing more than 10% of our total outstanding shares in the aggregate). We believe our buyback program is a prudent use of our capital and is in the best interest of our stockholders. However, the impact of these repurchases inflates both our dilution rate and our burn rate. Adjusting for such buyback activity, both our dilution and burn rates are significantly lower than the rates in the advisory firm’s analysis. In the table we have set forth above we did not adjust for our buyback activity in calculating our dilution and burn rates, notwithstanding the favorable impact such adjustments would have.

•                  Burn rate calculations use a weighted average share number, which is an accounting rule based figure that does not actually match the number of shares issued with voting, dividend and other rights.  KBW uses full-share restricted stock awards in lieu of cash awards, as opposed to options, phantom stock or other awards which do not actually replace cash bonus amounts. Since the different types of awards used by various companies have different characteristics, the methodology used by the proxy advisory firm for comparison are inherently flawed by excluding these shares from the denominator in calculating the ratio.

•                  Unlike many of the companies in the advisory firm’s comparison group, which use equity plans for a much narrower band of employees, KBW’s plan participation is intentionally broad and is not concentrated among senior executives.  Based on the data presented in the May 24 Report, only 16.6% of our equity awards were granted to our NEOs.  For the advisory firm’s comparison group, the average usage for the CEO and other NEOs was 31.66% and the 75th percentile usage was 41.52%.  This means that while we spread approximately 83% of our equity compensation among hundreds of employees as an annual bonus component, other companies’ equity grants are significantly more weighted toward their senior executives.  In addition, the profitability-based conditions we have established for vesting of our NEO equity awards ensures that our executive compensation practices are structured in a manner that encourages the building of company and stockholder value.

We do not believe that the proxy advisory firm has any disagreement with our overall compensation structure and philosophy. For this reason, they have recommended voting for Proposal 2, which is our “Say on Pay” Proposal regarding executive compensation. However, in evaluating our Proposal 3 we believe that they have compared us to a significantly overly-broad group of companies, the great majority of which operate outside our industry, and have failed to fully appreciate our business model as well as the scope, history and stockholder-friendly nature of our use of equity awards.  We therefore disagree with their analysis and recommend that you vote FOR PROPOSAL 3.

Another proxy advisory firm issued a report on May 21, 2012 but did not notify us of the report or provide a copy.  We were recently able to obtain a copy and note that this report also recommended a vote against Proposal 3, based again on a peer comparison with a large number of companies in the diversified financial sector as opposed to similar investment banking and brokerage firms.  The comments I make above are equally applicable to this report.

Why we need your approval

We believe that without a meaningful number of shares available under our Plan for equity awards, KBW would be at a competitive disadvantage with regard to our ability to pay and retain employees in a way consistent with our stockholders’ interests.  Without sufficient share authorization, awards would need to be made in cash which doesn’t provide balance or alignment of employee compensation with our stockholders’ interests.  In addition, an inadequate reserve of shares will limit our ability to attract talented new employees, which often requires equity grants under the Plan as well.

We continue to believe that our historic practice of developing an ownership culture among employees has been a distinguishing factor of our company.  We are seeking, well within industry acceptable levels, a sufficient reserve of shares to meet all of these goals.

Sincerely,

Thomas Michaud

President and Chief Executive Officer

If you have questions or need assistance voting your shares, please contact

Alan Oshiki with Investor Relations at (866) 529-2339.

Additional Information and Where to Find It

This letter may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the KBW, Inc. 2012 Annual Meeting of Stockholders scheduled to be held on June 12, 2012 (the “Annual Meeting”). On April 27, 2012, KBW, Inc. (the “Company”) filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) and commenced the distribution of the Proxy Statement, the Company’s annual report for the year ended December 31, 2011 and related proxy materials to stockholders as of the April 17, 2012 record date for the Annual Meeting. In addition, the Company will file with, or furnish to, the SEC all additional relevant materials.

Before making a voting decision, stockholders are urged to read all relevant documents filed with or furnished to the SEC, including the Proxy Statement, because they contain important information about the proposals to be voted on at the Annual Meeting.

Stockholders may obtain a copy of the Proxy Statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. Stockholders also may obtain, without charge, a copy of the Proxy Statement and other relevant documents by viewing these documents on the “Investor Relations” section of the Company’s website at www.kbw.com or by doing any of the following:

•                  contacting Alan Oshiki with Investor Relations at (866) 529-2339,

•                  emailing kbw.inv.relations@kbw.com or

•                  writing to KBW, Inc., Attn: Alan Oshiki, c/o King Worldwide Investor Relations, 48 Wall Street, 32nd Floor, New York, New York 10005.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the proposals to be voted on at the Annual Meeting. Additional information regarding the interests of such potential participants is included in the Proxy Statement.